FIRST AMENDMENT TO THE
                                CUSTODY AGREEMENT
                                     BETWEEN
                              ACCESSOR FUNDS, INC.,
                                       AND
                              THE FIFTH THIRD BANK


         This FIRST AMENDMENT TO THE CUSTODY AGREEMENT (the "First Amendment"), is entered into this 11th day of November, 1997, by and between ACCESSOR FUNDS, INC., a Maryland corporation (the "Fund"), and THE FIFTH THIRD BANK, a banking company organized under the laws of the State of Ohio (the "Custodian").

                                   BACKGROUND

         A. The Fund and Fifth Third entered into a CUSTODY AGREEMENT on October 4, 1996, wherein the Fund desires that the Securities and cash of each of the investment portfolios (such investment portfolios individually referred to herein as a "Portfolio" and collectively as the "Portfolios"), be held and administered by the Custodian pursuant to the Custody Agreement.

         The Fund and Fifth Third each wish to amend Section 3.5(a) to the Custody Agreement to reflect a change in the procedures for authorizing and instructing the Custodian on an on-going basis to deposit securities of the Fund in any Securities Depository or Book-Entry System.

                                    AGREEMENT

         Therefore, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 3.5(a) of the Custody Agreement is amended in its entirety to read as follows:

                  3.5 Securities Depositories and Book-Entry Systems. The Custodian may deposit and/or maintain Securities of the Portfolios in a Securities Depository or in a Book-Entry System, subject to the following provisions:

                           (a) Prior to a deposit of Securities of the Portfolios in any Securities Depository or Book-Entry System, the Portfolio shall deliver to the Custodian a resolution of the Board of Directors, certified by an Officer, authorizing and instructing the Custodian on an on-going basis to deposit in such Securities Depository or Book-Entry System all Securities eligible for deposit therein and to make use of such Securities Depository or Book-Entry System to the extent possible and practical in connection with its performance hereunder, including, without limitation, in connection with settlements of purchases and sales of Securities, loans of Securities, and deliveries and returns of collateral consisting of Securities. In the event of a change in the Securities Depository or Book-Entry System employed for the deposit of Securities of the Portfolios, the Fund shall review and adopt a resolution and deliver a copy thereof, certified by an Officer, to the Custodian.

         IN WITNESS WHEREOF, the parties have entered into this First Amendment to the Custody Agreement as of the day and year first above set forth.

                                  ACCESSOR FUNDS, INC.


                                  By:  /s/  J. Anthony Whatley III, President
                                       J. Anthony Whatley III, President

                                  THE FIFTH THIRD BANK


                                  By:  /s/  Elizabeth M. Goldthwait
                                       Name:  Elizabeth M. Goldthwait
                                       Title:  Officer